SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    ASA MARKET NEUTRAL EQUITY FUND LLC


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

           ASA MARKET NEUTRAL EQUITY FUND LLC
           The Biltmore
           817 W Peachtree Street, NW, Suite 400
           Atlanta, GA 30308-1144

Telephone Number (including area code):  (404) 760-3424

Name and Address of Agent for Service of Process:

           Jeremy L. Standrod
           c/o ASA Market Neutral Equity Fund LLC
           The Biltmore
           817 W Peachtree Street, NW, Suite 400
           Atlanta, GA 30308-1144

Check Appropriate Box:

           Registrant is filing a Registration Statement pursuant to
           Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           YES  X                                        NO
               ---                                          ---


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                                  SIGNATURES


      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Atlanta and The State of Georgia on the 1st day of July, 2003.




                          ASA MARKET NEUTRAL EQUITY FUND LLC




                          By:      /s/ Kenneth E. Banwart
                             ------------------------------------------------
                                Name:  Kenneth E. Banwart
                                Title:  President





Attest:      /s/ Jeremy L. Standrod
       ---------------------------------------
          Name:  Jeremy L. Standrod
          Title:  Vice President